Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 1-II dated April 5, 2013	Term Sheet to Product supplement no. 1-II Registration Statement No. 333-177923 Dated September 26, 2013; Rule 433

Structured Investments	$ Range Accrual Floating Rate Notes linked to 3-Month USD LIBOR and the 10 -Year Constant Maturity Swap Rate due October 9, 2018

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 9, 2018, subject to postponement as described below.
•	The notes are designed for an investor who seeks the return of their principal at maturity and periodic interest payments based on a floating rate of interest that accrues on a daily basis if the 10-Year Constant Maturity Swap Rate (10-Year CMS Rate), as determined on the related Accrual Determination Date, is greater than or equal to the Minimum CMS Rate and less than or equal to the Maximum CMS Rate. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Subject to the Accrual Provision, interest on the notes with respect to an interest period will be equal to 3-Month USD LIBOR as determined on the applicable Interest Reset Date plus 1.20%, provided that such rate will not be less than the Minimum Interest Rate of 0.00% per annum.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-II, will supersede the terms set forth in the accompanying product supplement no. 1-II. Please refer to “Key Terms — Accrual Provision,” “Key Terms — Accrual Determination Date,” and “Selected Purchase Considerations – Periodic Interest Payments” in this term sheet for more information. Your interest rate will be determined as described below under “Key Terms — Interest Rate.”
•	Minimum denominations of $1,000 and integral multiples of $1,000 thereafter.
•	The notes are expected to price on or about October 4, 2013 and are expected to settle on or about October 9, 2013.

Key Terms

Payment at Maturity:	At maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus any accrued and unpaid interest.
Interest:

With respect to each Interest Period and subject to the Accrual Period Convention described below and in the accompanying product supplement no. 1-II, for each $1,000 principal amount note, the interest payment will be calculated as follows:

$1,000 x Interest Rate x Day Count Fraction

Interest Period:	The period beginning on and including the Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 9th day of January, April, July and October of each year, commencing on January 9, 2014, to and including the Maturity Date, subject to the Business Day Convention and Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest Rate:

With respect to each Interest Period, the Calculation Agent will calculate the Interest Rate, in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

“Interest Factor” means, with respect to each Interest Period, an amount per annum† equal to 3-Month USD LIBOR plus 1.20%, as determined on each applicable Interest Reset Date.

The notes may not bear the Interest Rate associated with the Interest Factor. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied.

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Notwithstanding the foregoing, in no event will the Interest Rate for an Interest Period be less than the Minimum Interest Rate of 0.00% per annum.

Minimum Interest Rate:	0.00% per annum for any Interest Period.
3-Month USD LIBOR:	With respect to any Interest Reset Date, the London Interbank Offered Rate for deposits in U.S. dollars with a designated maturity of three months that appears on the Reuters page “LIBOR01” (or any successor page) under the heading “3Mo” at approximately 11:00 a.m., London time, on that Interest Reset Date, as determined by the Calculation Agent. If on the applicable Interest Reset Date, the 3-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the rate for such date shall be determined as if LIBOR Reference Banks Rate were the applicable rate.
Interest Reset Date:	With respect to each Interest Period, two London Business Days prior to the beginning of the applicable Interest Period.
Other Key Terms:	Please see “Additional Key Terms” in this term sheet for other key terms.

Investing in the Range Accrual Floating Rate Notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 1-II and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 1-II or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $7.50 per $1,000 principal amount note and in no event will these selling commissions exceed $12.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 1-II.

If the notes priced today the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $982.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $965.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 26, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement no. 1-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-II dated April 5, 2013. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-II dated April 5, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213003066/e53030_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

LIBOR Reference Banks Rate:	With respect to any Interest Reset Date, a rate determined by the Calculation Agent to be the mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered rates for deposits in U.S. dollars with a designated maturity of three months that at least two major banks in London, selected by the Calculation Agent, are offering to prime banks in the London interbank market, at 11:00 a.m. (London time) on the relevant Interest Reset Date. If on any Interest Reset Date fewer than two of such offered rates are available, the rate shall be determined by the Calculation Agent in its sole discretion.
London Business Day:	Any day other than a day on which banking institutions in London, England are authorized or required by law, regulation or executive order to close.
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which the 10-Year CMS Rate, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum CMS Rate and less than or equal to the Maximum CMS Rate. If the 10-Year CMS Rate as determined on the Accrual Determination Date relating to such calendar day is less than the Minimum CMS Rate or greater than the Maximum CMS Rate, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.
10-Year CMS Rate:	The 10-Year Constant Maturity Swap Rate, which is the rate for U.S. dollar swap with a designated maturity of 10 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the Accrual Determination Date, if the 10-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the calculation agent will determine the 10-Year CMS Rate in accordance with the procedures set forth under “What is the 10-Year CMS Rate?” below.
Maximum CMS Rate:	6.00%
Minimum CMS Rate:	2.25%
Accrual Determination Date:	For each calendar day during an Interest Period, two U.S. Government Securities Business Days immediately prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first U.S. Government Securities Business Day that precedes such Exclusion Period.
Exclusion Period:	The period beginning on and including the sixth Business Day prior to but excluding each Interest Payment Date and ending on the Business Day prior to such Interest Payment Date.
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Day:	Any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are generally authorized or obligated by law or executive order to close.
Pricing Date:	October 4, 2013, subject to the Business Day Convention.
Issue Date:	October 9, 2013, subject to the Business Day Convention.
Maturity Date:	October 9, 2018, subject to the Business Day Convention.
Business Day Convention:	Following
Accrual Period Convention:	Unadjusted
Day Count Fraction:	Actual/360, which refers to a fraction, the numerator of which is the actual number of calendar days in the Interest Period and the denominator of which is 360.
CUSIP:	48126NST5
JPMorgan Structured Investments —	TS-2
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON REDEMPTION — Regardless of the performance of the 10-Year CMS Rate, we will pay you at least 100% of the principal amount of your notes if you hold the notes to maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. Interest on the notes accrues on a daily basis if the 10-Year CMS Rate is greater than or equal to the Minimum CMS Rate and less than or equal to the Maximum CMS Rate on the applicable Accrual Determination Date. Subject to the Accrual Provision, interest on the notes with respect to an interest period will be based on an Interest Factor that is equal to 3-Month USD LIBOR as determined on the applicable Interest Reset Date plus 1.20%, provided that such rate will not be less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	TREATED AS VARIABLE RATE DEBT INSTRUMENTS – You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-II. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the issue date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.
Subject to certain assumptions and representations received from us, the discussion in this section entitled “Treated As Variable Rate Debt Instruments”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-II dated April 5, 2013.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES BECAUSE THE NOTES ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION — The terms of the notes differ from those of ordinary debt securities because interest on the notes accrues on a daily basis if the 10-Year CMS Rate is greater than or equal to the Minimum CMS Rate and less than or equal to Maximum CMS Rate on the applicable Accrual Determination Date. If the 10-Year CMS Rate is less than the Minimum CMS Rate or greater than the Maximum CMS Rate on any Accrual Determination Date, the notes will not accrue interest on the related calendar day. If the notes do not satisfy the Accrual Provision for each calendar day in the Interest Period, the interest rate payable on the notes will be equal to 0% for such Interest Period.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES BECAUSE THE RATE AT WHICH THE NOTES ACCRUE INTEREST MAY BE EQUAL TO ZERO —The terms of the notes differ from those of ordinary debt securities because the rate at which interest accrues is also variable. Subject to the Accrual Provision, Interest will accrue based on the interest factor, which is equal to 3-Month USD LIBOR as determined on the applicable Interest Reset Date plus 1.20%, provided that such rate will not be less than the Minimum Interest Rate of 0.00% per annum. For example, if 3-Month USD LIBOR is equal to -1.20%, the Interest Factor for that Interest Period will be equal to 0.00% and interest on the notes will accrue at 0.00% for such Interest Period. In this specific example, the interest payable on the notes will be equal to 0.00% for such Interest Period even if the Accrual Provision is satisfied because the Interest Factor for that Interest Period will be equal to 0.00%.
•	THE INTEREST RATE ON THE NOTES IS BASED ON 3-month usd LIBOR – The amount of interest, if any, payable on the notes will depend on a number of factors that could affect 3-Month USD LIBOR, and in turn, these factors could affect the value of the notes. These factors include (but are not limited to) the expected volatility of 3-Month USD LIBOR, supply and demand among banks in London for U.S. dollar-denominated deposits with term of three months, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the Interest Rate, the Interest Factor and on the value of the notes in the secondary market. The effect that any single factor may have on 3-Month USD LIBOR may be partially offset by other factors. We cannot predict the factors that may cause 3-Month USD LIBOR, and consequently the Interest Rate for an Interest Period, to increase or decrease. A decrease in 3-Month USD LIBOR will result in a reduction of the applicable Interest Rate used to calculate the Interest for any Interest Period.
•	FLOATING RATE NOTES DIFFER FROM FIXED RATE NOTES – The Interest Rate on the notes is a floating rate and, subject to the Accrual Provision, is based on 3-Month USD LIBOR plus 1.20%, provided that such rate will not be less than the Minimum Interest Rate, which may be less than returns otherwise payable on notes issued by us with similar maturities. The amount of interest you receive varies with respect to 3-Month USD LIBOR. If 3-Month USD LIBOR for any Interest Period is less than or equal to -1.20%, you will not accrue any interest for such Interest Period.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1-II for additional information about these risks.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED FOR ANY INTEREST PERIOD MAY NOT DIRECTLY CORRELATE TO THE ACTUAL 10-YEAR CMS RATE — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same 10-Year CMS Rate to determine whether the Accrual Provision is satisfied for the period commencing on the sixth
JPMorgan Structured Investments —	TS-3
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate

Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. That 10-Year CMS Rate will be the 10-Year CMS Rate on the first U.S. Government Securities Business Day immediately preceding the Exclusion Period, regardless of what the actual 10-Year CMS Rate is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual 10-Year CMS Rate, which will in turn affect the Interest Rate calculation.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — JPMS’s internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Secondary Market Prices Of The Notes Will Be Impacted By Many Economic And Market Factors” below for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, including, but not limited to:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	3-MONTH USD LIBOR WILL BE AFFECTED BY A NUMBER OF FACTORS THAT COULD IMPACT THE VALUE OF THE NOTES — The amount of interest, if any, payable on the notes will depend on a number of factors that could affect the levels of 3-Month USD LIBOR and, in turn, could affect the value of the notes. These factors include (but are not limited to) the expected volatility of 3-Month USD LIBOR, supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a three month term, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the Interest Factor and therefore the Interest Rate on the notes and on the value of the notes in the secondary market. The effect that any single factor may have on 3-Month USD LIBOR, and therefore on the value of your notes, may be partially offset by other factors. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. Furthermore, we cannot predict the
JPMorgan Structured Investments —	TS-4
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate factors that may cause 3-Month USD LIBOR to increase or decrease such that it reduces the Interest Rate per annum payable for the corresponding Interest Period.

•	THE 10-Year CMS Rate will be affected by a number of factors THAT COULD IMPACT THE VALUE OF THE NOTES — The amount of interest, if any, payable on the notes will depend on the 10-Year CMS Rate. Changes in, or perceptions about, future 10-Year CMS Rate levels could affect the value of the notes. A number of factors can affect the 10-Year CMS Rate, including, but not limited to:
•	general economic conditions in the United States;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The 10-YEAR CMS Rate may be volatile — The 10-Year CMS Rate is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	The TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement, and the estimated value of the notes may be equal to the low end of the applicable range set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the low end of the range for JPMS’s estimated value.
•	TAX DISCLOSURE – The information under “Treated As Variable Rate Debt Instruments" in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Treated As Variable Rate Debt Instruments" in a supplement to this term sheet on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.
JPMorgan Structured Investments —	TS-5
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate

Hypothetical Examples of Interest Factors for an Interest Period

The following table illustrates the determination of the Interest Factor for an Interest Period for a hypothetical range of performance of 3-Month USD LIBOR and reflects the Minimum Interest Rate set forth on the cover of this term sheet. The hypothetical 3-Month USD LIBOR and interest payments set forth in the following examples are for illustrative purposes only and may not be the actual 3-Month USD LIBOR or interest payment applicable to a purchaser of the notes.

Hypothetical 3-Month USD LIBOR		Spread		Hypothetical Interest Factor
7.00%	+	1.20%	=	8.20%
6.00%	+	1.20%	=	7.20%
5.00%	+	1.20%	=	6.20%
4.00%	+	1.20%	=	5.20%
3.00%	+	1.20%	=	4.20%
2.00%	+	1.20%	=	3.20%
1.00%	+	1.20%	=	2.20%
0.00%	+	1.20%	=	1.20%
-1.00%	+	1.20%	=	0.20%
-2.00%	+	1.20%	=	0.00%*
-3.00%	+	1.20%	=	0.00%*

*The Interest Rate cannot be less than the Minimum Interest Rate of 0.00% per annum.

Hypothetical Examples of Interest Rate Calculation

The following examples illustrate how the hypothetical Interest Factors set forth in the table above are calculated for a particular Interest Period and then used to calculate the Interest Rate, assuming the actual number of calendar days in the applicable Interest Period is 90. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: With respect to a particular Interest Period, 3-Month USD LIBOR is 2.00% on the applicable Interest Reset Date, the number of Variable Days in the Interest Period is 83 and the number of Actual Days in the Interest Period is 90. The Interest Factor applicable to such Interest Period is 3.20% per annum calculated as follows:

2.00% + 1.20%= 3.20%

The Interest Factor during the Interest Period is 3.20% per annum; therefore, the Interest Rate for the Interest Period will be calculated as follows:

3.20% × (83/90) = 2.95%

The amount of interest that we would pay you is based on the principal amount of each Note, the Interest Rate calculated above and the Day Count Fraction, which is equal to 90 divided by 360. For each $1,000 principal amount note, the amount of interest payable to you is calculated as follows:

$1,000 x 2.95% x 90/360 = $7.375

Example 2: With respect to a particular Interest Period, 3-Month USD LIBOR is -2.00% on the applicable Interest Reset Date, the number of Variable Days in the Interest Period is 90 and the number of Actual Days in the Interest Period is 90. Because 3-Month USD LIBOR of -2.00% plus 1.20% is less than the Minimum Interest Rate of 0.00% per annum, the Interest Factor is the Minimum Interest Rate of 0.00% per annum and the Interest Rate for the Interest Period will be calculated as follows:

0.00% × (90/90) = 0.00%

The amount of interest that we would pay you is based on the principal amount of each Note, the Interest Rate calculated above and the Day Count Fraction, which is equal to 90 divided by 360. For each $1,000 principal amount note, the amount of interest payable to you is calculated as follows:

$1,000 x 0.00% x 90/360 = $0.00

Example 3: With respect to a hypothetical Interest Period, the Accrual Provision is not met on any calendar day during the Interest Period, and therefore the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period will be equal to 0.00% per annum.

What is the 10-Year CMS Rate?

The 10-Year CMS Rate is the rate for U.S. dollar swap with a designated maturity of 10 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent.

On the Accrual Determination Date, if the 10-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 10-Year CMS Rate for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such Accrual Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 10 year maturity commencing on such Accrual Determination Date and in a

JPMorgan Structured Investments —	TS-6
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate

Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. Representative Amount means, as determined by the Calculation Agent, an amount that is representative for a single transaction in the relevant market at the relevant time.

Historical Information

The graph below sets forth the weekly historical performance of the 10-Year CMS Rate for the period from January 4, 2008 through September 20, 2013. The 10-Year CMS Rate as it appeared on Reuters page “ISDAFIX1” on September 25, 2013 was 2.794%.

We obtained the 10-Year CMS Rate used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical rates of the 10-Year CMS Rate should not be taken as an indication of future performance, and no assurance can be given as to the 10-Year CMS Rate on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the 10-Year CMS Rate will result in any positive interest payments, subject to the credit risk of JPMorgan Chase & Co.

The graph below sets forth the weekly historical performance of the 3-Month USD LIBOR for the period from January 4, 2008 through September 20, 2013. The 3-Month USD LIBOR on September 25, 2013 was 0.2476%.

We obtained the 3-Month USD LIBOR used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the LIBOR should not be taken as an indication of future performance, and no assurance can be given as to the 3-Month USD LIBOR on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the 3-Month USD LIBOR will result in any positive interest payments, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-7
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this term sheet.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period (other than the Initial Interest Periods)” in this term sheet for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. 1-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-6
Range Accrual Floating Rate Notes linked to the 10 -Year Constant Maturity Swap Rate